Registration No. 333-_______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM S-8
_________________________

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
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AZZ INC.
(Exact name of registrant as specified in its charter)
___________________________________

Texas	75-0948250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
(817) 810-0095
(Address, including zip code, and telephone number, including area code, of principal executive offices)
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AZZ Inc. Deferred Compensation Plan
(Full title of the plan)
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Tara D. Mackey
Chief Legal Officer and Secretary
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
(817) 810-0095
(Name, address and telephone number, including area code, of agent for service)
___________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of large accelerated filer, accelerated filer, smaller reporting company, and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Deferred Compensation Obligations (1)	$20,000,000	100%	$20,000,000	$2,424

(1)
The obligations are unsecured obligations of AZZ Inc. (the "Registrant") to pay deferred compensation in the future in accordance with the terms of the AZZ Inc. Deferred Compensation Plan (the "Plan"). The Registrant may issue an indeterminate number of obligations under the Plan from time to time, based upon the level of participation.

(2)
Calculated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on an estimate of the amount of compensation participants may defer under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018, filed with the Commission on May 15, 2018;

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended May 31, 2018, filed with the Commission on July 2, 2018; for the quarter ended August 31, 2018, filed with the Commission on October 9, 2018; and for the quarter ended November 30, 2018 filed with the Commission on January 8, 2019; and

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 15, 2018, June 29, 2018, July 3, 2018, July 10, 2018; October 9, 2018, January 8, 2019 and January 18, 2019.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

The following description of the Deferred Compensation Obligations (the "Obligations") is qualified by reference to the text of the AZZ Inc. Deferred Compensation Plan (the "Plan"), which is filed as Exhibit 4.3 to this Registration Statement.

The Registrant will establish a rabbi trust to serve as a source of funds from which it can satisfy the Obligations. Assets of the rabbi trust will at all times be subject to the claims of the Registrant's general creditors. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant.

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future according to the terms of the Plan.

Under the Plan, designated key management and highly compensated employees (and those of its U.S. affiliated companies that participate in the Plan) may defer the receipt of certain base salary and cash bonus compensation into the Plan, and non-employee members of the Registrant's

Board of Directors may defer the receipt of cash compensation into the Plan. Participant accounts may also be credited with discretionary company contributions.

The amount of compensation to be deferred by each participant is determined in accordance with the Plan based on elections by the participant. The Obligations are payable upon the participant's separation from service, or, if the participant elects, upon an earlier fixed date or change in control. Upon death, any remaining outstanding Obligations are payable to the participant's beneficiary. In addition, a participant may request a withdrawal of his interest in the Obligation prior to such dates on account of a hardship (as defined in the Plan). The Obligations generally are payable in the form of a lump sum cash distribution, but in some cases may be payable in installments, at the election of the participant made in accordance with the terms of the Plan. The deferrals and company contributions (if any) are credited to the participant's account under the Plan and are credited with deemed investment returns. The deemed investment returns for a participant's account are based on the returns of certain investment funds elected by the participant.

Accounts under the Plan may not be assigned or alienated except in limited circumstances described in the Plan. The Registrant reserves the right to amend or terminate the Plan.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel regarding the validity of the deferred compensation obligations that may be issued under the Plan is provided by D. Brennan Reilly, P.C.

Item 6. Indemnification of Directors and Officers.

Sections 8.101 and 8.105 of the Texas Business Organizations Code (the “TBOC”) empower a corporation to indemnify its directors and officers and to purchase and maintain liability insurance for directors and officers. Sections 8.101 and 8.105 of the TBOC permits indemnification of directors and officers of corporations under certain conditions and subject to certain limitations and, under certain circumstances, requires such indemnification. The TBOC provides further that a provision for indemnification of a director, whether contained in the certificate of formation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, is valid only to the extent it is consistent with Section 8.101 of the TBOC, as limited by the certificate of formation, if such limitation exists. Article X of the Registrant's Amended and Restated Certificate of Formation contains a provision providing for indemnification of directors and officers to the full extent permitted by law. Section 8.01 of the Registrant's Amended and Restated Bylaws contains a provision providing for indemnification to the full extent permitted by law. Additionally, Article IX of the Registrant's Amended and Restated Certificate of Formation limits the personal liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except that such Article IX does not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office, (iv) an act or omission for which the liability of such director is expressly provided for by statute, or (v) an act related to an unlawful stock purchase or payment of a dividend.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The foregoing summaries are necessarily subject to the complete text of the statutes and the Registrant’s Amended and Restated Certificate of Formation and Registrant’s Amended and Restated Bylaws referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Formation of AZZ Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on July 14, 2015)
4.2	Amended and Restated Bylaws of AZZ Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on January 23, 2017)
4.3	AZZ Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registraant on January 18, 2019)
5.1*	Opinion of D. Brennan Reilly, P.C.
23.1*	Consent of BDO USA, LLP
23.2*	Consent of D. Brennan Reilly, P.C. (included in its legal opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney (incorporated in the signature page of this Registration Statement)
__________________
* Each document marked with an asterisk is filed herewith.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 31st day of January, 2019.

AZZ INC.

By: /s/ Tara D. Mackey
Tara D. Mackey
Chief Legal Officer and Secretary

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of AZZ Inc., a Texas corporation, do hereby constitute and appoint Tara D. Mackey their true and lawful attorney-in-fact and agent or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the following capacities on the date indicated.

Signature	Title	Date

/s/ Thomas E. Ferguson Thomas E. Ferguson	President, Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2019

/s/ Paul W. Fehlman Paul W. Fehlman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2019

/s/ Kevern R. Joyce	Director	January 31, 2019
Kevern R. Joyce

/s/ Daniel E. Berce Daniel E. Berce	Director	January 31, 2019

/s/ Paul Eisman Paul Eisman	Director	January 31, 2019

/s/ Daniel R. Feehan Daniel R. Feehan	Director	January 31, 2019

/s/ Ed McGough Ed McGough	Director	January 31, 2019

/s/ Venita McCellon-Allen Venita McCellon-Allen	Director	January 31, 2019

/s/ Stephen Pirnat Stephen Pirnat	Director	January 31, 2019

/s/ Steven R. Purvis Steven R. Purvis	Director	January 31, 2019